UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 16, 2002

Commission File Number 0-1859

KNAPE & VOGT MANUFACTURING COMPANY
(Exact name of registrant as specified in its charter)

Michigan (State of Incorporation)	38-0722920 (IRS Employer Identification No.)

2700 Oak Industrial Drive, NE Grand Rapids, Michigan (Address of principal executive offices)	49505 (Zip Code)

(616) 459-3311
(Telephone Number)

Item 9.  REGULATION FD DISCLOSURE

On August 16, 2002, Knape & Vogt Manufacturing Company issued the press release attached as Exhibit 99.1 to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Knape & Vogt Manufacturing Company (Registrant)
Date:	August 16, 2002	/s/ William R. Dutmers William R. Dutmers Chairman and Chief Executive Officer
Date:	August 16, 2002	/s/ Leslie J. Cummings Leslie J. Cummings Vice President of Finance and Treasurer

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert or Mary Ann Sabo (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Announces Executive Changes

GRAND RAPIDS, Michigan, August 16, 2002 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) announced today that Michael Van Rooy, President of the Home and Commercial Products division, and James Dahlke, President of the Office Products division, have resigned from their positions with the Company.

The Company has named David Smith the Senior Director of the Office Products division. Smith, who served as the Director of Business Development – Office Furniture OEM, has more than 15 years of experience in the office furniture industry and has held management level positions with both Herman Miller, Inc. and the Knoll Group.

Scott Royal-Ferris, who has served as the Director of Business Development – Consumer Products, has been named the Senior Director of Home and Commercial Products. Scott has more than 15 years of executive level experience in the Consumer Products market, including more than 10 years as the Vice President of Sales for The Holmes Group, a Maryland company that makes Rival® brand appliances and other home products. Both of the newly appointed directors will report to Bill Dutmers, Chairman and CEO of Knape & Vogt.

“We are making great strides in both the Home and Commercial Products and Office Products markets,” Dutmers said. “We are committed to introducing innovative new products and partnering with our customers to bring solutions to their specific problems. I am excited about the market knowledge that both David and Scott bring to their new roles and I am confident in their ability to provide solid leadership as we expand our presence in these markets.”

Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacturing and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.knapeandvogt.com.

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